Effective May 24, 2007

ARTISAN FUNDS, INC.

Code of Ethics for Independent Directors

The Investment Company Act and rules require that Artisan Funds, Inc. (“Artisan Funds”) establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Artisan Funds might take advantage of that knowledge for their own benefit. This Code of Ethics for Independent Directors has been adopted by Artisan Funds to meet those concerns and legal requirements.

Artisan Funds’ independent directors are those members of Artisan Funds’ board who are not affiliated with Artisan Partners Limited Partnership (“Artisan Partners”), are not officers of Artisan Funds, and are not otherwise “interested persons” of Artisan Partners.

Any questions about the Code or about the applicability of the Code to a Personal Securities Transaction should be directed to Artisan Funds’ general counsel, chief compliance officer or chief financial officer, or counsel to Artisan Funds or to the independent directors.

I. STATEMENT OF PRINCIPLE

General Prohibitions. The Investment Company Act and rules make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by Artisan Funds, to:

a.	employ any device, scheme, or artifice to defraud Artisan Funds;

b.	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead Artisan Funds regarding a material fact;

c.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Artisan Funds; or

d.	engage in any manipulative practice with respect to Artisan Funds.

Personal Securities Transactions. The Code regulates Personal Securities Transactions as a part of the effort by Artisan Funds to detect and prevent conduct that might violate the general prohibitions outlined above. A Personal Securities Transaction is a transaction in a security in which the person subject to this Code has a beneficial interest.

When the phrase “Personal Securities Transaction” is used in this Code, it means Personal Securities Transaction as defined in these paragraphs.

Security is interpreted very broadly for this purpose, and includes any right to acquire any security (an option or warrant, for example).

You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, the rules under section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16). Examples of beneficial interest are attached as Appendix A.

In any situation where the potential for conflict exists, transactions for Artisan Funds must take precedence over any personal transaction. The people subject to this Code owe a duty to Artisan Funds and its shareholders to conduct their Personal Securities Transactions in a manner which does not interfere with the portfolio transactions of Artisan Funds, otherwise take inappropriate advantage of their relationship with Artisan Funds, or create any actual or potential conflict of interest between their interests and the interests of Artisan Funds and its shareholders.

Situations not specifically governed by this Code of Ethics will be resolved in light of this general principle.

II. RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

A.	No Transactions with Artisan Funds. No independent director shall knowingly sell to or purchase from Artisan Funds any security or other property, except securities issued by Artisan Funds.

B.	No Conflicting Transactions. No independent director shall purchase or sell any security in which such person has or would thereby acquire a beneficial interest which the person knows, or in the ordinary course of fulfilling his duties as a director should know, is being purchased or sold or considered for purchase or sale by Artisan Funds until Artisan Funds’ transactions have been completed or consideration of such transactions has been abandoned. If an independent director has such knowledge and is considering a transaction in that security, the independent director is strongly encouraged to contact the general counsel or chief compliance officer prior to the transaction to verify that the Funds’ transaction has been completed or its consideration of such transaction has been abandoned.

The prohibitions of this paragraph II.B. do not apply to any transaction in a trust or investment advisory account in which an independent director (either alone or with others who are not subject to this Code) has a beneficial interest if the investment discretion over the account is exercised by a third party and at the time of the transaction the independent director did not have knowledge of the transaction.

C.	No independent director may profit from the purchase and sale, or sale and purchase of the same shares of Artisan Funds within 60 days.

III. COMPLIANCE PROCEDURES

A.	Report of Transactions in Shares of Artisan Funds. Each independent director shall complete and return to Artisan Funds’ chief compliance officer, within ten days after the end of each calendar quarter, a report on trading in shares of Artisan Funds containing the substance of the form attached to this Code as Exhibit A. Such reports may be in writing signed by an independent director or provided electronically.

B.	Report of Personal Transactions in Other Securities. An independent director shall report to Artisan Funds’ chief compliance officer, within ten days after the end of the calendar quarter in which a reportable Personal Securities Transaction occurs, any Personal Securities Transaction in which the independent director, at the time of the transaction, knew, or in the ordinary course of fulfilling his duties as a director should have known, that on the day of the transaction, or within 15 days before or after that day, a purchase or sale of that security was made by or considered for Artisan Funds.

For example, if an independent director knows on the date of a purchase of a security for his or her own account that Artisan Funds purchased or sold, or was considering purchasing or selling, the same security within 15 days before or after the independent director’s purchase, the independent director would be required to report his or her purchase transaction to the chief compliance officer. No reporting requirement would exist, however, if an independent director purchased a security for his or her own account and subsequently, but within the 15-day reporting period, learned that Artisan Funds was considering a purchase of the same security.

1.	Time Reports are Due. Reports of Personal Securities Transactions required by this section shall be delivered to Artisan Partners’ chief compliance officer within 10 days after the end of the calendar quarter in which the transaction occurred.

2.	Content and Form of Reports. Reports of Personal Securities Transactions may be in any form (including copies of transaction confirmations or monthly brokerage statements) but must include (i) the date of the transaction, (ii) the title, interest rate and maturity date (if applicable), number of shares, and the principal amount of each security involved; (iii) the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition); (iv) the price at which the transaction was effected; (v) the name of the broker, dealer, or bank with or through which the transaction was effected; (vi) the name of the reporting person; and (vii) the date the report is submitted.

C.	Review of Transactions. Artisan Funds’ chief compliance officer will review the reported transactions of the independent directors for any conflict or potential conflict with the transactions of Artisan Funds.

D.	Certification of Compliance. Each independent director is required to certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code, and that he or she has reported all Personal Securities Transactions required to be reported under the Code. To accomplish this, the Secretary of Artisan Funds shall annually distribute a copy of the Code and request certification. The Secretary shall be responsible for ensuring that all personnel comply with the certification requirement.

E.	Review by Artisan Funds’ Board. The chief compliance officer of Artisan Funds, or his designee, shall prepare an annual report to the board of Artisan Funds that:

1.	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

2.	describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

3.	certifies to the board that Artisan Funds has adopted procedures reasonably necessary to prevent its investment persons and access persons from violating the Code; and

4.	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

IV. EXEMPT TRANSACTIONS

The provisions of this Code are intended to restrict the personal investment activities of the independent directors only to the extent necessary to accomplish the purposes of the Code. Therefore, the provisions of Section II of this Code shall not apply to purchases and sales of shares of any Artisan Funds portfolio and Sections II and III of this Code shall not apply to:

A.	Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control;

B.	Purchases or sales of:

1.	securities that are direct obligations of the U.S. government (that is, U.S. Treasury bills, notes and bonds);

2.	shares of open-end investment companies (mutual funds), other than shares of any Artisan Funds portfolio; and

3.	bank certificates of deposit, banker’s acceptances, repurchase agreements or commercial paper.

C.	Purchases that are part of an automatic dividend reinvestment plan;

D.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

E.	Purchases or sales that receive the prior approval of the general counsel, chief compliance officer or chief financial officer of Artisan Funds because they are not inconsistent with this Code or the provisions of Rule 17j-1(a) under the Investment Company Act of 1940.

V. CONSEQUENCES FOR FAILURE TO COMPLY WITH THE CODE

Compliance with this Code of Ethics is a condition of retention of positions with Artisan Funds. The board of Artisan Funds shall determine what action is appropriate for any breach of the provisions of the Code by an independent director, which may include removal from the board.

Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by Artisan Partners or Artisan Funds to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.

VI. RETENTION OF RECORDS

The Secretary of Artisan Funds shall maintain the records listed below for a period of five years at Artisan Funds’ principal place of business in an easily accessible place:

A.	a list of all persons subject to the Code during the period;

B.	receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

C.	a copy of each code of ethics that has been in effect at any time during the period; and

D.	a copy of each report filed pursuant to the Code and a record of any known violation and action taken as a result thereof during the period.

Adopted	10/9/96
Revised	8/6/98
1/27/00
10/25/01
8/19/04
5/5/2005
5/24/2007

EXHIBIT A

ARTISAN FUNDS, INC.

Code of Ethics for Independent Directors

Quarterly Report on Transactions in Shares of Artisan Funds

☐	During the calendar quarter ended , , I neither purchased nor sold shares of the Artisan Funds, Inc. (the “Funds”) other than through an account maintained with the Funds in my name.

☐	During the calendar quarter ended , , I did purchase or sell shares of the Funds in a manner other than through an account maintained with the Funds in my name. Details of this activity are either provided below or attached.

Signature

Name Printed

ARTISAN FUNDS, INC.

Annual Code of Ethics Certification

I affirm that I have received a copy of this Code of Ethics and have read and understand it. I will comply with the Code in all respects.

I further certify that I have reported all Personal Securities Transactions required to be reported under the Code.

Date:

Signature

Name Printed

Appendix A

Examples of Beneficial Interest

For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:

•

securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

•

securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

•

securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust.

•	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

•	securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

•	securities held by a personal holding company controlled by you alone or jointly with others;

•

securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

•

securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

•	securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

•	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the general counsel, compliance officer or chief financial officer, or to counsel for Artisan Funds or the independent directors.